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                                                                    EXHIBIT 11.1
                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

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                                                                                                   PRO FORMA (1)
                                                                                              YEAR ENDED DECEMBER 31,
                                                                                          1994          1995          1996
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Net Income..........................................................................   $2,727,599    $4,170,424    $4,203,886
Weighted average number of common shares issued and outstanding.....................    9,564,353     9,564,353     9,600,157
Common stock equivalents --
  Options for common stock..........................................................       35,804        39,721       396,000
Weighted average common stock equivalents...........................................    9,600,157     9,604,074     9,996,157
Less treasury shares assumed to be repurchased......................................       (3,892)       (4,871)     (175,304)
Weighted average shares outstanding.................................................    9,596,265     9,599,203     9,820,853
Net income per share................................................................        $0.28         $0.43         $0.43
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(1) The pro forma number of shares reflect the (i) exchange by the Company of its common stock on a share-for-share basis for all of the outstanding common stock of the following companies affiliated through common ownership:
    Waste Enterprises, Inc., Waste Industries South, Inc., Waste Industries
    West, Inc., Waste Industries East, Inc., Kabco, Inc., Conway 378, Inc. and
    AmLease, Inc. in April 1996 (ii) stock dividend of nine nonvoting common shares for each voting common share in 1995 and (iii) a 1-for-2.5 reverse stock split and the conversion of all nonvoting common shares to common shares in 1997.
Note: Fully diluted earnings per share are not presented as potentially dilutive securities, in the aggregate, dilute primary earnings per share by less than three percent.